Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

FIRST QUARTER 2010 FINANCIAL RESULTS

Company Plans to Release Sequel to How to Train Your Dragon in 2013

Glendale, California — April 27, 2010 — DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its first quarter ended March 31, 2010. In the quarter, the Company reported total revenue of $162.1 million and net income of $21.7 million, or $0.24 per share on a fully diluted basis.

“2010 is off to a strong start, thanks in large part to the performance of How to Train Your Dragon, which — having grossed nearly $375 million to date in worldwide box office — has become DreamWorks Animation’s next franchise. We plan to release the sequel theatrically in 2013,” said Jeffrey Katzenberg, CEO of DreamWorks Animation. “3D continues to have a tremendous impact on the industry at large and we are now looking forward with great anticipation to bringing Shrek Forever After, the final chapter in our beloved Shrek series and the first in 3D, to audiences across the globe next month.”

How to Train Your Dragon, which was released on March 26, 2010, contributed $59.7 million of revenue to the quarter, driven primarily by merchandising and licensing activities. It has reached approximately $180 million in domestic box office and approximately $195 million in international box office to date.

The Company’s 2009 release, Monsters vs. Aliens, contributed $24.6 million of revenue to the quarter, driven primarily by domestic pay television. The film reached an estimated 7.45 million home entertainment units sold, net of actual and estimated future returns, by the end of the first quarter.

The Company’s 2008 releases, Madagascar: Escape 2 Africa and Kung Fu Panda, contributed $19.2 million and $5.7 million of revenue to the quarter, respectively, with the former driven by international pay television and home entertainment and the latter driven primarily by home entertainment. Through the end of the first quarter, Madagascar: Escape 2 Africa reached 13.7 million home entertainment units sold worldwide, net of actual and estimated future returns.

Library and other titles contributed approximately $52.9 million of revenue to the quarter.

Costs of revenue for the quarter equaled $106.2 million. Selling, general and administrative expenses totaled $23.5 million, including approximately $6.1 million of stock compensation expense.

Additionally, the Company recorded an expense of approximately $8.2 million, which includes a charge of approximately $2.1 million resulting from an adjustment to prior year taxes, related to a tax sharing agreement with a former stockholder. Combining the amount due to the former stockholder with the Company’s income tax provision of approximately $4.6 million results in an overall equivalent tax rate of 37.0% for the quarter.

The Company also provided an update to its share repurchase program. As of April 27, 2010, the Company has repurchased approximately 0.9 million shares for approximately $37 million. The Company has approximately $113 million remaining under its current authorization.

The Company’s second quarter results are expected to be driven primarily by the performance of Shrek Forever After. The Company expects its full year 2010 results, which will likely be heavily weighted toward the second half of the year, to be driven primarily by the continued performance of How to Train Your Dragon and the performance of Shrek Forever After, which is scheduled to be released on May 21, 2010.

Items related to the earnings press release for the first quarter of 2010 will be discussed in more detail on the Company’s first quarter 2010 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, April 27, 2010, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1085 in the U.S. and (612) 234-9959 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, April 27, 2010. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 151491 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series, live entertainment properties and online virtual worlds, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for two consecutive years. In 2010, DreamWorks Animation ranks #6 on the list. All of DreamWorks Animation’s feature films are now being produced in 3D. The Company has theatrically released a total of 19 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon. DreamWorks Animation’s upcoming feature film releases for 2010 are Shrek Forever After and Megamind.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications

(818) 695-3658

shannon.olivas@dreamworks.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(unaudited)
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$218,387	$231,245
Trade accounts receivable, net of allowance for doubtful accounts	53,647	42,175
Income taxes receivable	4,632	9,016
Receivable from Paramount, net of reserve for returns and allowance for doubtful accounts	134,519	171,292
Film costs, net	723,686	695,963
Prepaid expenses and other assets	49,989	41,463
Property, plant, and equipment, net of accumulated depreciation and amortization	168,767	161,558
Deferred taxes, net	8,207	7,669
Goodwill	34,216	34,216

Total assets	$1,396,050	$1,394,597

Liabilities and Equity
Liabilities:
Accounts payable	$2,105	$2,400
Accrued liabilities	100,840	111,281
Payable to former stockholder	53,945	67,456
Deferred revenue and other advances	49,377	60,870

Total liabilities	206,267	242,007
Commitments and contingencies
Stockholders’ equity:
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 96,975,381 and 95,967,515 shares issued, as of March 31, 2010 and December 31, 2009, respectively	970	960
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 10,838,731 and 11,419,461 shares issued and outstanding, as of March 31, 2010 and December 31, 2009, respectively	108	114
Additional paid-in capital	940,471	922,681
Retained earnings	817,965	796,296
Less: Class A Treasury common stock, at cost, 20,490,455 and 20,430,031 shares, as of March 31, 2010 and December 31, 2009, respectively	(569,731)	(567,461)

Total stockholders’ equity	1,189,783	1,152,590

Total liabilities and stockholders’ equity	$1,396,050	$1,394,597

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(in thousands, except per share amounts)
Revenues	$162,143	$263,524
Costs of revenues	106,183	156,406

Gross profit	55,960	107,118
Product development	185	2,368
Selling, general and administrative expenses	23,510	20,691

Operating income	32,265	84,059
Interest income, net	59	539
Other income, net	2,093	1,452
Increase in income tax benefit payable to former stockholder	(8,188)	(16,010)

Income before income taxes	26,229	70,040
Provision for income taxes	4,560	7,730

Net income	$21,669	$62,310

Basic net income per share	$0.25	$0.71
Diluted net income per share	$0.24	$0.71
Shares used in computing net income per share
Basic	86,838	87,465
Diluted	88,709	88,102

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(in thousands)
Operating activities
Net income	$21,669	$62,310
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization and write off of film costs	96,875	135,237
Stock compensation expense	6,674	5,854
Depreciation and amortization	629	726
Revenue earned against deferred revenue and other advances	(29,898)	(10,831)
Deferred taxes, net	(538)	13,548
Change in operating assets and liabilities:
Trade accounts receivable	(11,472)	(448)
Receivable from Paramount	36,773	(46,762)
Film costs	(116,670)	(101,657)
Prepaid expenses and other assets	(8,963)	(9,664)
Accounts payable and accrued liabilities	(10,597)	(29,431)
Payable to former stockholder	(13,511)	(9,686)
Income taxes payable/receivable, net	4,345	(5,022)
Deferred revenue and other advances	19,889	38,496

Net cash (used in) provided by operating activities	(4,795)	42,670

Investing activities
Purchases of property, plant and equipment	(13,928)	(13,411)

Net cash used in investing activities	(13,928)	(13,411)

Financing Activities
Receipts from exercise of stock options	7,964	21
Excess tax benefits from employee equity awards	171	—
Purchase of treasury stock	(2,270)	(31,294)

Net cash provided by (used in) financing activities	5,865	(31,273)

Decrease in cash and cash equivalents	(12,858)	(2,014)
Cash and cash equivalents at beginning of period	231,245	262,644

Cash and cash equivalents at end of period	$218,387	$260,630

Supplemental disclosure of cash flow information:
Cash paid (refunded) during the period for income taxes, net	$563	$(878)

Cash paid during the period for interest, net of amounts capitalized	$149	$218